Exhibit 10(n)

1997 Stock Plan for Non-employee Directors
Amendment adopted by Olin Corporation Board of Directors on January 25, 2008

RESOLVED that the first sentence of Section 6(a) of the 1997 Stock Plan for Non-employee Directors shall be deleted in its entirety and the following new first sentence shall be inserted in lieu thereof:

Annual Stock Grant.  Subject to the terms and conditions of the Plan, on the first Credit Date each year, each Non-employee Director shall be credited with a number of shares of Common Stock with an aggregate Fair Market Value on such Credit Date equal to $65,000, rounded to the nearest 100 shares.